EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

National Presto Industries, Inc.

Eau Claire, Wisconsin

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333‑220280) of National Presto Industries, Inc. of our reports dated March 10, 2020, relating to the consolidated financial statements and financial statement schedule and the effectiveness of internal control over financial reporting which appear in the Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of National Presto Industries, Inc.’s internal control over financial reporting as of December 31, 2019.

/s/ BDO USA, LLP

Milwaukee, Wisconsin

March 31, 2020